Exhibit 10.12

SENIOR PROMISSORY NOTE

US$ 10,000,000	February 2, 2011

Subject to the terms and conditions of this senior promissory note (this “Senior Note”), for value received, BeiGene, Ltd.,  a Cayman Islands exempted company (the “Borrower”), hereby promises to pay to the order of Essex Chemie AG, an affiliate of Merck Sharp & Dohme Corp. (“Merck”) or its Permitted Transferee (each of them, the “Lender”), the principal sum of US$10,000,000 (ten million dollars US) (the “Principal Amount”), together with interest thereon accruing from the date hereof until the entire Balance is paid, at an annual rate of eight percent (8%).  Interest shall be calculated based on a 365-day year, compounded annually, but in no event shall the rate of interest exceed the maximum rate, if any, allowable under applicable law.  “Balance” means, at the applicable time, the sum of the then outstanding principal amount of this Senior Note, and the then accrued and unpaid interest.

This Senior Note is issued by the Borrower pursuant to the Note Purchase Agreement dated as of January 14, 2011 (the “Purchase Agreement”), entered into by and among the Borrower, the Lender and the Founder, and is subject to, and the Borrower and the Lender shall be bound by, all the terms, conditions and provisions of the Purchase Agreement.  In the event that the Borrower proposes to incur any senior indebtedness to a Commercial Lender (as defined below) (the “Senior Lender”) in an amount in excess of the then outstanding principal amount of this Senior Note, the Lender hereby agrees to do any and all reasonable acts and things to effectuate the subordination of this Senior Note to the prior payment in full of such senior indebtedness, including, without limitation, executing and delivering any reasonable form of subordination agreement or other documents requested by the Senior Lender.  Unless earlier repaid pursuant to the terms hereof, this Senior Note shall become due and payable on the fifth (5th) anniversary of the Initial Closing Date (the “Maturity Date”).  Capitalized terms used but not defined herein shall be defined as defined in the Purchase Agreement.  As used in this Senior Note, “Commercial Lender” means a commercial bank, savings and loan association, credit union, stock savings bank, trust company or mutual savings bank or other institution which lends money to individuals or businesses in the ordinary course of business, but does not mean an investment bank, venture capital fund or private equity fund.

The following is a statement of the rights of the Lender and the terms and conditions to which this Senior Note is subject and to which the Lender, by acceptance of this Senior Note, agrees:

1.                                      Stamp Duties.  The Borrower shall pay all duties or stamp duties (if any) payable on the issuance of this Senior Note.

2.                                      Payment.  If this Senior Note has not been previously repaid, then the Balance under this Senior Note shall, on the Maturity Date, be payable in full in cash.  No interest shall be payable in cash before the Maturity Date.  All payments on account of principal and interest shall be made in lawful money of the United States of America at the principal office of the Lender or such other place as the holder hereof may from time to time designate in writing to the Borrower.

3.                                      Prepayment.  The Borrower may, at its election at any time prior to the Maturity Date, prepay the Balance then outstanding, in whole or in part (the “Prepaid Sum”), under this Senior Note.  The Prepaid Sum will not accrue interest after the date of the prepayment of the Prepaid Sum.

4.                                      Transfer and Exchange.  The holder of this Senior Note may surrender it at the principal office of the Borrower for transfer or exchange to a Permitted Transferee (as defined below).  Within a reasonable time after written notice to the Borrower from such holder of its intention to make such exchange and without expense to a Permitted Transferee, except for any transfer or similar tax which may be imposed on the transfer or exchange, the Borrower shall issue in exchange another note for the same aggregate principal amount as the unpaid principal amount of the Senior Note so surrendered, having the same maturity and rate of interest, containing the same provisions and subject to the same terms and conditions as the Senior Note so surrendered.  Each new Senior Note shall be made payable to the Permitted Transferee.  For purposes of this Senior Note, “Permitted Transferee” shall mean with respect to Merck any organization or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with Merck.  For purposes hereof, the terms “control”, “controlled by”, and “under common control with” with respect to Merck mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of Merck (whether through the ownership of voting securities, by contract, or otherwise); provided, that in each event in which any organization or entity owns directly or indirectly more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body of Merck if Merck is a corporation or more than fifty percent (50%) of the ownership interest of  Merck  if Merck is any other form of organization or entity, such organization or entity shall be deemed to control Merck.

5.                                      Events of Default.  Notwithstanding any provision of this Senior Note to the contrary, the outstanding principal and accrued interest under this Senior Note shall become due and payable in full in cash without notice or demand, upon the happening of any one of the following specified events:

(a)                                 voluntary dissolution or windup of a Group Company (as defined below);

(b)                                 any material representation or warranty made by the Company and the Founder in the Purchase Agreement or the Securityholders’ Agreement was untrue or inaccurate in any material respect when made;

(c)                                  the material breach or violation of any other covenant, agreement or condition under the Transaction Documents (as may be amended from time to time) by a Group Company, which breach or violation is not cured within ten (10) Business Days after written notice of such default from the Lender;

(d)                                 any indebtedness for borrowed money of a Group Company (other than the Notes) is accelerated as a result of a default or breach of or under any agreement or instrument evidencing or relating to such borrowed money;

(e)                                  a Group Company admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of creditors;

(f)                                   a Group Company commences any case or other proceeding seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of its corporate structure or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any part of its property, or shall take any action to authorize any of the foregoing; or

(g)                                  any case or proceeding is commenced against a Group Company to have an order for relief entered against it as debtor or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of its structure or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking other similar official relief for it or any part of its property, and such case or proceeding (x) results in the entry of an order for relief against it which is not fully stayed within five (5) Business Days after the entry thereof or (y) is not dismissed within forty-five (45) Business Days of commencement.

For purposes of this Senior Note, “Group Companies” means the Company, the HK Co. and the China Co.  “Group Company” means any of the Group Companies.

6.                                      New Note.  Upon receipt of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of this Senior Note, the Borrower will issue a new promissory note, of like tenor and amount and dated the original date of this Senior Note, in lieu of such lost, stolen, destroyed or mutilated Senior Note, and in such event the Lender agrees to indemnify and hold harmless the Borrower in respect of any such lost, stolen, destroyed or mutilated Senior Note.

7.                                      Delays or Omissions.  It is agreed that no delay or omission to exercise any right, power or remedy accruing to the Lender upon any breach or default of the Borrower under this Senior Note shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

8.                                      Governing Law.  This Senior Note shall be governed by and construed in accordance with the law of the State of New York.

9.                                      Collection Expenses.  The Borrower further agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys’ fees, incurred by the Lender in endeavoring to collect any amounts payable hereunder which are not paid when due.

10.                               Amendment.  Any provision of this Senior Note may be amended or waived with the written consent of the Borrower and the Lender.  Originals or true and correct copies of any amendment, waiver or consent effected pursuant to Sections 10 and Section 11 herein shall be delivered by the Borrower to the Lender promptly (but in any event not later than five (5)

Business Days) following the effective date thereof.

11.                               Waiver.  Borrower hereby waives presentment, protest, demand for payment, notice of dishonor, and any and all other notices or demands in connection with the delivery, acceptance, performance, default, or enforcement of this Senior Note.

12.                               Severability.  In the event any one or more of the provisions of this Senior Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Senior Note operate or would prospectively operate to invalidate this Senior Note, then and in any such event, such provision(s) only shall be deemed null and void and shall not affect any other provision of this Senior Note and the remaining provisions of this Senior Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced, or disturbed thereby.

13.                               Addresses for Notices, etc.  Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery or delivery by courier requiring signature upon delivery addressed (i) if to the Borrower, as set forth below the Borrower’s name on the signature page of this Senior Note, and (ii) if to the Lender, at the Lender’s address as set forth below the Lender’s name on the signature page of this Senior Note, or at such other address as the Borrower or Lender may designate by advance written notice to the other parties hereto.

14.                               Headings; Interpretation.  In this Senior Note, (i) the meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined; (ii) the captions and headings are used only for convenience and are not to be considered in construing or interpreting the terms of this Senior Note and (iii) the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”.

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IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed by its duly authorized officers as of the date first above written.

BEIGENE, LTD.

		By:	/s/ John V. Oyler
Name: John V. Oyler
Title: Chairman
Address:
Telephone:
Email:

Acknowledged and agreed by the Lender:

ESSEX CHEMIE AG

By:	/s/ Emmanuel Charron
Name: Emmanuel Charron
Title: Director
Address:
Telephone:
Email:

SIGNATURE PAGE TO SENIOR PROMISSORY NOTE